Dear Shareholder,

Today, CIB Marine Bancshares, Inc. filed a Current Report on Form 8-K with the SEC that contains important information for our shareholders. This letter summarizes some of that information, but we encourage you to read the Form 8-K in its entirety (you can find it on our website, www.cibmarine.com).

In our last shareholder letter, we told you that we were in the process of negotiating a definitive agreement for a possible merger with a Midwest bank holding company. Unfortunately, due to a variety of factors including the difficult economic conditions faced by banks, generally, we were unable to agree on terms and negotiations were suspended. With the assistance of our investment banker, we are continuing to seek viable candidates for a potential merger or business combination, but we are not currently engaged in active discussions with any such parties.

Since suspension of the merger negotiations, we have been focusing on our trust preferred securities (“TruPS”) and our related indebtedness, which stood at $98.6 million as of September 30, 2008. Approximately $36.7 million of that amount represents interest payments that we have been deferring over the past 5 years and that will finally come due between now and the end of March. If we are unable to pay the entire $36.7 million when it becomes due, we risk default on and acceleration of the entire $98.6 million of TruPS-related debt.

We are engaged in discussions with the trustees of the statutory trusts that issued the TruPS, our regulators, external auditors, and the trustees of the trusts that hold the TruPS regarding a plan of restructuring the TruPS obligations (the “Proposed Plan”), which is discussed in more detail in the Form 8-K we filed today. As stated in the Form 8-K, the Proposed Plan is subject to approval by all of the holders of the TruPS and the ability of the trustees of the statutory trusts to implement the Proposed Plan under the trusts’ governing documents.

Under the Proposed Plan, our high-interest cumulative indebtedness would be canceled and in its place we would issue a slightly reduced amount (approximately $94.9 million) of 7% fixed rate perpetual noncumulative preferred stock. The preferred stock would have no stated redemption date and the holders could never force us to redeem it. Further, because dividends would be noncumulative, we would only be required to make such dividends as we choose to declare from time to time, in our own discretion, subject to regulatory approval. The effects of the Proposed Plan, if it is approved and implemented, would be to improve earnings by eliminating the interest burden on us associated with the TruPS-related indebtedness, and to significantly improve our capital position. Approval of the Proposed Plan would also allow us to avoid default under the TruPS-related indebtedness.

If the Proposed Plan is not approved, we will be unable to bring all the TruPS interest current prior to their respective default dates, the first of which is March 22, 2009. In anticipation of that possibility, we are working with our advisors on available alternatives for dealing with the TruPS-related debt. A default on the TruPS-related debt would negatively impact our shareholders and our trust preferred securities holders. We are working diligently to avoid that situation.

Like most financial institutions, we have embarked on an aggressive cost reduction program in response to the current economic environment. We have implemented a salary reduction program that reduced the salary of our Chief Executive Officer by 15% and each of our other senior executive officers by 10%. Furthermore, the salaries of many other officers were reduced by 3-6%, and the salaries of all of our other employees were frozen at their 2008 levels. Additional cost cutting measures include the elimination of approximately 10% of the full-time positions from the parent company by June 2009, restructuring the board of directors at the subsidiary banks to improve efficiency and oversight, and limiting overtime pay and employee travel. We anticipate eliminating over $4 million of costs on an annualized basis from these and other cost cutting measures.

We recently filed an application to merge Marine Bank into Central Illinois Bank. We believe that having only one subsidiary bank is appropriate for an organization of our size and operating under a single charter will create opportunities to improve our efficiency. The consolidation of the banks will not result in any branch closings. The headquarters of the combined bank will remain in Champaign, Illinois. In Wisconsin, our former Marine Bank offices will operate under the name “Marine Bank, a branch of Central Illinois Bank” upon consummation of the merger. Our subsidiary banks already maintain some of the highest capital bases for banks in their markets. The extremely strong capital position of our banks remain above all regulatory thresholds for “well-capitalized” institutions and we intend to maintain that position.

Stanley J. Calderon resigned his position as Chairman of our Board of Directors effective February 1, 2009. Mr. Calderon will remain a member of our Board and will continue to serve as the Chairman of its Compensation and Stock Option Committee. The company thanks Mr. Calderon for his years of service as Chairman, and prior to that as Chief Executive Officer. We are grateful that he will continue as a director. The Board elected John P. Hickey, our Chief Executive Officer and President, to replace Mr. Calderon as Chairman.

For additional information about the company, including our SEC filings, shareholder letters and other company news, please visit www.cibmarine.com. We will provide updates to you when we have the results of the above-described vote on the TruPS restructuring plan, or any other important information about the company.

Sincerely,

John P. Hickey, Jr.
President and CEO

This letter contains forward-looking information. Actual results could differ materially from those indicated by such information. Information regarding risk factors and other cautionary information is available in Item 1A of CIB Marine’s Annual Report on Form 10-K for the period ended December 31, 2007 and updated in Item 1A of Part II of CIB Marine’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.